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                                                                      EXHIBIT 11


AIRPORT SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARY
NET INCOME PER SHARE COMPUTATION
(In thousands, except per share data)


                                                       YEAR ENDED
                             ----------------------------------------------------------------------
                                    APRIL 30, 1998                      APRIL 30, 1997
                             ----------------------------------------------------------------------
                             NET INCOME     SHARES        EPS      NET INCOME   SHARES        EPS

Basic earnings per share         $ 980       2,230       $0.44       $ 599       2,230       $0.27

Effect of stock options             --         191          --          --         170          --
                                             -----                               -----

Diluted earnings per share       $ 980       2,421       $0.40       $ 599       2,400       $0.25
                                             =====                               =====